EXHIBIT (n)
                  Other Opinions: Independent Auditors' Consent


INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-101274 of Ameritas Variable Life Insurance Company Separate Account V of our report dated February 13, 2002 (January 30, 2003 as to Note 10) on the financial statements of Ameritas Variable Life Insurance Company and of our report dated February 13, 2002 on the financial statements of the subaccounts of Ameritas Variable Life Insurance Company Separate Account V, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Financial Statements" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
January 30, 2003